Exhibit 99.2

                                                                  Execution Copy

                             SHAREHOLDERS AGREEMENT


               SHAREHOLDERS AGREEMENT (this "Agreement"), dated as of July 18, 1999, among Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation ("Parent"), Fire Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of Parent ("Sub"), Raymond L. Gellein, Jr. ("Gellein"), NevEast Limited Partnership, a Delaware limited partnership ("NevEast"), NevWest Limited Partnership, a Delaware limited partnership ("NevWest"), the Raymond L. Gellein, Jr. Grantor Retained Annuity Trust ("RLG Annuity Trust"), the Matthew James Gellein Irrevocable Trust ("MJG Trust"), the Brett Tyler Gellein Irrevocable Trust ("BTG Trust"), the Janice G. Gellein Grantor Annuity Trust ("JGG Annuity Trust"), the Catherine Male Gift Trust ("Male Trust"), the Cherie Doherty Gift Trust ("Doherty Trust") and the Susan Faetz Gift Trust ("Faetz Trust" and, together with RLG Annuity Trust, MJG Trust, BTG Trust, JGG Annuity Trust, Male Trust and Doherty Trust, the "Trusts") (Gellein, NevEast, NevWest and the Trusts are collectively referred to herein as the "Shareholders" and individually referred to herein as a "Shareholder"); provided, however, that the obligations of the Trusts shall be limited to those set forth in Sections 1, 3, 4, 5, 7 and 8 of this Agreement.

               WHEREAS Parent, Sub and Vistana, Inc., a Florida corporation (the "Company"), propose to enter into an Agreement and Plan of Merger dated as of even date herewith (as the same may be amended or supplemented, the "Merger Agreement") providing for the merger of the Company into Sub pursuant to which each issued and outstanding share of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), not owned by Parent, the Company or their respective wholly-owned subsidiaries will be converted into (i) the Exchange Ratio (as defined in the Merger Agreement) of Units (as defined in the Merger Agreement) plus (ii) $5.00 in cash;

               WHEREAS the Shareholders own in the aggregate 6,207,250 shares of Company Common Stock (the "Owned Shares");

               WHEREAS the Shareholders have each executed a written consent to the Merger and the Merger Agreement pursuant to Section 607.0704 of the Florida Business Corporation Act;

               WHEREAS certain of the Shareholders have granted to certain employees and former employees of the Company or its affiliates options to acquire an aggregate of 915,000 (the "Option Shares") of the Owned Shares pursuant to those certain Shareholder Option Agreements described on Annex A hereto (the "Option Agreements"); and

               WHEREAS as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have requested that the Shareholders enter into this Agreement.


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               NOW, THEREFORE, to induce Parent and Sub to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

               1. Representations and Warranties of the Shareholders. The Shareholders hereby jointly and severally represent and warrant to Parent and Sub as follows:

               (a) Authority. Each Shareholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Shareholder, and the consummation of the transactions contemplated hereby, has been duly authorized by all necessary action on the part of each Shareholder. This Agreement has been duly executed and delivered by each Shareholder and, assuming the due authorization, execution and delivery by each of Parent and Sub, constitutes a valid and binding obligation of each Shareholder enforceable in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles governing the availability of equitable remedies. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under any provision of any trust agreement, partnership agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to any of the Shareholders or to any of the property or assets of any of the Shareholders. Except for consents, approvals, authorizations and filings as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, or (B) federal and state land development, mortgage servicing and telemarketing laws, state time share laws, state securities laws applicable to the sale or offer of VOIs (as defined in the Merger Agreement), and seller of travel or travel agency laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to any Shareholder in connection with the execution and delivery of this Agreement or the consummation by any Shareholder of the transactions contemplated hereby.

               (b) The Owned Shares. The Shareholders have good and valid title to the Owned Shares, free and clear of any claims, liens, encumbrances, pledges and security interests whatsoever, except for the certain obligations to transfer the Option Shares pursuant to the Option Agreements and certain obligations pursuant to a certain Shareholders' Agreement dated as of February 10, 1997 (the "Shareholders' Agreement"). The Shareholders own no shares of Company Common Stock or other shares of capital stock of the Company, other than the Owned Shares. Except for this Agreement, no proxies or

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        powers of attorney have been granted with respect to the Owned Shares that will remain in effect after the execution of this Agreement. Except for this Agreement and the Shareholders' Agreement, which the parties hereto have agreed pursuant to a separate letter agreement, dated the date hereof, shall be superseded by this Agreement (to the extent the terms thereof conflict with the terms hereof) until, and terminate at, the Effective Time, no voting arrangement (including voting agreement or voting trust) affecting the Owned Shares shall remain in effect after the execution of this Agreement.

               (c) The Company. To the knowledge of the Shareholders, the representations and warranties of the Company (i) set forth in Sections 3.8, 3.10, 3.11 and 3.16 of the Merger Agreement are true and correct and (ii) set forth in Sections 3.5, 3.7 and 3.13 of the Merger Agreement are true and correct.

               2. Representations and Warranties of Parent and Sub. Parent and Sub hereby represent and warrant to the Shareholders as follows:

               (a) Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by each of the Shareholders, constitutes a valid and binding obligation of Parent and Sub enforceable in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles governing the availability of equitable remedies. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under any provision of any charter, by-law, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to any of Parent or Sub or to any of the property or assets of any of Parent or Sub. Except for consents, approvals, authorizations and filings as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, or (B) federal and state land development, mortgage servicing and telemarketing laws, state time share laws, state securities laws applicable to the sale or offer of VOIs, and seller of travel or travel agency laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to any Shareholder in

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        connection with the execution and delivery of this Agreement or the consummation by either Parent or Sub of the transactions contemplated hereby.

               3. Covenants of the Shareholders; Irrevocable Proxy. Until the earlier of (i) the Effective Time (as defined in the Merger Agreement) or (ii) the valid termination of this Agreement pursuant to Section 7, the Shareholders agree as follows:

               (a) At any meeting of shareholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Shareholders shall vote (or cause to be voted) all shares of Company Common Stock they own or have voting control over in favor of the Merger, the approval of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

               (b) At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which the Shareholders' vote, consent or other approval is sought, the Shareholders shall vote (or cause to be voted) all shares of Company Common Stock owned by them against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal (as defined in the Merger Agreement), (ii) any amendment of the Company's Articles of Incorporation or Amended and Restated By-Laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement, or (iii) any action or agreement which would result in a breach of any representation, warranty or covenant of the Company set forth in the Merger Agreement.

               (c) The Shareholders agree not to (i) Transfer or Otherwise Dispose (as hereinafter defined) of, or enter into any Arrangement with respect thereto, the Owned Shares to any person other than Sub or Sub's designee (except for the transfer of any of the Option Shares pursuant to the Option Agreements), or (ii) except for this Agreement, enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to restrict or prohibit the ability of each Shareholder to transfer his shares to members of his immediate family or trusts or other entities in connection with estate planning objectives, provided that such transferee agrees in writing to be bound by the terms of this Agreement as though such transferee were a Shareholder, and that notice and a copy of such agreement are provided to Parent prior to such transfer. For purposes of this Agreement, "Transfer or Otherwise Dispose" means any sale, exchange, redemption, assignment, gift, grant of a security interest, pledge or other encumbrance, or

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        the establishment of any voting trust or other agreement or arrangement with respect to the transfer of voting rights or any other beneficial interests in the Company Common Stock, the creation of any other claim thereto or any other transfer or disposition whatsoever (including involuntary sales, exchanges, transfers or other dispositions as a result of a Takeover Proposal or otherwise, and whether or not for cash or other consideration) affecting the right, title, interest or possession in, to or of the Company Common Stock.


               (d) The Shareholders shall not, nor shall they authorize or permit any financial advisor, attorney or other adviser, representative or agent of any Shareholder to, (i) solicit, initiate or encourage the submission of, any Takeover Proposal, (ii) enter into any agreement with respect to or approve or recommend any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal.

               (e) Each Shareholder promptly (but in no event later than 24 hours) shall advise Parent orally and in writing of (i) any Takeover Proposal or any inquiry or any communication with respect to or which could lead to any Takeover Proposal which such Shareholder shall have been approached or solicited by any person with respect to, (ii) the material terms of such Takeover Proposal (including a copy of any written proposal) and (iii) the identity of the person or persons making any such Takeover Proposal, inquiry or communication.

               (f) The Shareholders hereby irrevocably appoint Parent as the attorney and proxy of the Shareholders, with full power of substitution, to vote all Owned Shares (other than Option Shares transferred pursuant to the terms of the Option Agreements) that the Shareholders are entitled to vote at any meeting of shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) as set forth in Section 3(a); provided that in any such vote pursuant to such proxy, Parent shall not have the right (and such proxy shall not confer the right) to vote to modify or amend the Merger Agreement to reduce the rights or benefits of the Company or any shareholders of the Company under the Merger Agreement or to reduce the obligations of Parent thereunder. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Shareholder hereby revokes, effective upon the execution and delivery of this Agreement, all other proxies and powers of attorney with respect to Owned Shares that such Shareholder may have heretofore appointed or granted, and no subsequent proxy or power of attorney (except in furtherance of the Shareholders' obligations under Section 3(a)) shall be given or written consent executed (and if given or executed, shall not be effective) by any Shareholder with respect thereto so long as this

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        Agreement remains in effect. Each Shareholder shall forward to the
        Parent and Sub any proxy cards that such Shareholder receives with respect to the Merger.

               (g) Subject to the terms of the letter agreement referenced in
        Section 1(b), the Shareholders agree to take all action necessary to suspend or terminate all covenants, agreements and arrangements of the Shareholders contained in the Shareholders' Agreement.

               4. Further Assurances. Each Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

               5. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly-owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns and, in the case of any Shareholder that is an individual, the heirs, executors and administrators of such Shareholder.

               6.  Indemnification.

               (a) Shareholders' Indemnification of Parent and Sub. Subject to
        Section 6(f) below, the Gellein Group (as defined below) shall defend, indemnify and hold harmless Parent and Sub and their respective successors and assigns, against and in respect of any and all assessments, claims, demands, losses, damages, expenses (including without limitation, the reasonable fees and disbursements of legal counsel), liabilities and judgments (collectively, "Losses and Expenses") resulting from any inaccuracy in or breach of any warranty or representation, or any nonfulfillment of any agreement on the part of any Shareholder under this Agreement; provided, however, that (i) the Gellein Group's aggregate liability for any inaccuracy in or breach of any representation or warranty contained in Section 1(a), (b) or (c)(i) shall be limited to $20,000,000, and (ii) the Gellein Group's aggregate liability for any inaccuracy in or breach of any representation or warranty contained in Section 1(c)(ii) shall be limited to $30,000,000; provided, that in no event shall the Gellein Group's aggregate liability for any inaccuracy in or breach of any representation or warranty in Sections 1(a), (b) or (c) exceed $30,000,000; provided, further, that the Gellein Group shall only be liable under the foregoing clauses (i) and (ii) if the aggregate Losses and Expenses incurred by Parent and Sub and their respective successors and assigns exceed $2,500,000 in the aggregate, and only for the amount of such Losses and Expenses that exceeds $2,500,000; provided, further, that the Gellein Group shall not be liable for any inaccuracies in or breaches of

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        any representations or warranties contained in Section 1(c) unless the
        Effective Time has occurred.

               (b) Parent's Indemnification of the Shareholders. Parent shall defend, indemnify and hold harmless the Shareholders against and in respect of any and all assessments, claims, demands, losses, damages, expenses (including without limitation, the reasonable fees and disbursements of legal counsel), liabilities and judgments resulting from any misrepresentation, any inaccuracy in or breach of any warranty or representation, or any nonfulfillment of any agreement on the part of Parent or Sub under this Agreement.

               (c) Notice of Claims. If any Claim (as hereinafter defined) is instituted or asserted by any person in respect to which any party to this Agreement is entitled to indemnification pursuant to this Agreement, the indemnified party, after receipt by it of written notice of the commencement or assertion of such Claim, shall promptly cause a written notice of such Claim to be made to the party required to furnish such indemnity; provided that failure to give such notice shall not (a) relieve the indemnifying party of its indemnification obligations hereunder, unless such failure to provide notice shall have prejudiced the rights of the indemnifying party, or (b) result in any liability of the indemnified party to the indemnifying party, except, in the case of clause (b), to the extent of damages and costs caused by such failure to so notify. For purposes of this Section 6, "Claim(s)" shall mean any legal proceeding(s), claim(s), or demand(s) instituted or asserted by any person in respect to which any party to this Agreement is entitled to indemnification pursuant to this Agreement, and "Defense" shall mean the investigation, defense, settlement, or other disposition of any Claim.

               (d) Defense of Claims. Subject to the next sentence, the indemnifying party shall have the right, at its option and expense, to assume any Defense of any Claim, provided that within ten (10) days of receiving the notice with respect to such Claim pursuant to the above notice provision (or within such shorter period of time as an answer to or other responsive action may be required), the indemnifying party, by notice delivered to the indemnified party, elects to assume such Defense and each indemnifying party acknowledges its obligation hereunder to indemnify the indemnified party with respect to such Claim. Notwithstanding the foregoing, the indemnifying party shall not have the right to assume the Defense of any Claim if (i) representation of both the indemnified party and indemnifying party by the same counsel might be prohibited by rules or regulations governing the professional conduct of such counsel due to actual or potential differing interests between them; (ii) the indemnified party determines in good faith that there is a substantial likelihood that such Claim may materially and adversely affect it or its affiliates other than as a result of monetary damages imposed thereon; or (iii) the indemnified party determines in good faith that the indemnifying party has insufficient financial resources to satisfy any monetary damages reasonably likely to result from such Claim.

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               If the indemnifying party has assumed the Defense of a Claim in accordance with the first paragraph of this Section 6(d), then the following shall apply: (i) except as provided in clause (v) below the indemnified party shall have the right to participate and assist in, but not control, the Defense of such Claim and to employ its own counsel in connection therewith; (ii) except as provided in clause (v) below the indemnifying party shall not be liable to the indemnified party for the fees or expenses of the indemnified party's counsel or other expenses incurred by the indemnified party in connection with participating in the Defense of such Claim, except that the indemnifying party shall be liable for any such fees and expenses incurred prior to the time that the indemnifying party assumed such Defense or except to the extent such participation was requested by the indemnifying party; (iii) counsel used by the indemnifying party in connection with the Defense of such Claim shall be reasonably satisfactory to the indemnified party; (iv) except as provided in clause (v) below, the indemnifying party shall have no liability with respect to any compromise or settlement of such Claim effected without its consent, which consent shall not be unreasonably withheld; (v) if the indemnifying party shall fail or omit diligently to prosecute the Defense of such Claim, then (A) the indemnified party shall have the right to control the Defense of such Claim, (B) the indemnifying party shall be liable to the indemnified party for the fees and expenses of the indemnified party's counsel and other expenses incurred by the indemnified party in connection with the Defense of such Claim and (C) the indemnifying party shall be liable for any settlement of such Claim effected by the indemnified party; and (vi) the indemnifying party shall not effect any compromise or settlement of such Claim without the consent of the indemnified party, which consent shall not be unreasonably withheld, unless such compromise or settlement includes a full release of the indemnified party, neither the indemnified party's business nor its name nor the business or name of any of its affiliates will be damaged or adversely affected by such settlement, and such settlement is limited strictly to monetary damages.

               If the indemnifying party does not assume the Defense of a Claim (whether because it elects not to or has no right to) the following shall apply: (i) the indemnifying party shall have the right, at its sole cost and expense, to participate in, but not control, the Defense of such Claim and to employ its own counsel in connection therewith; and
        (ii) the indemnifying party shall have no liability with respect to any compromise or settlement of such Claims effected without its consent, which shall not be unreasonably withheld.

               (e) Satisfaction of Indemnification Obligation. The Gellein Group shall satisfy any indemnification obligation to Parent and Sub through the payment of cash or the surrender of Units to Parent. If any member of the Gellein Group elects to satisfy any obligation by the surrender of Units, such Units shall be valued at the Market Price (as hereinafter defined) of a Unit on the date of surrender of such Units. For purposes of this Agreement, the "Market Price" of a Unit on any date means the average of the Average Prices (as hereinafter defined) for the 20 consecutive New York Stock Exchange trading

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        days immediately preceding such date. The "Average Price" for any date means the average of the daily high and low prices per Unit as reported on the New York Stock Exchange Composite Transactions reporting system (as published in The Wall Street Journal or, if not published therein, in another authoritative source mutually selected by the Company and Parent).

               (f) Notification of Certain Matters. If, prior to the Effective Time, one or more of the Shareholders provides written notice to Parent of any fact or event which the notice states has caused or may cause any representation or warranty contained in Section 1(c) to be untrue or inaccurate in any material respect (an "Update Notice") and Parent elects to close the Merger notwithstanding such notice, then, notwithstanding anything to the contrary herein, the Gellein Group shall not be liable pursuant to this Section 6 or otherwise for any inaccuracies in or breaches of any representations or warranties contained in Section 1(c) caused by the fact or event so described in such Update Notice; provided, however, that 50% of the amount of any Losses and Expenses resulting from any such inaccuracies or breaches shall be counted in determining whether the amount of aggregate Losses and Expenses exceeds the $2,500,000 threshold as provided in the third proviso to Section 6(a).

               7. Termination. This Agreement shall terminate only upon a valid termination of the Merger Agreement pursuant to its terms.

               8.  General Provisions.

               (a) Survival of Representations. All representations, warranties, covenants and agreements made by the parties to this Agreement shall survive the closing hereunder notwithstanding any investigation at any time made by or on behalf of any party hereto; provided, however, that
        (i) the representations and warranties contained in Sections 1(a), (b),
        (c)(i) and 2(a) shall terminate 1 year from the date of the Effective Time and (ii) the representations and warranties contained in Section 1(c)(ii) shall terminate at the earlier of (x) March 31, 2001 and (y) the date of delivery by Parent's independent accountants of an audit report on Parent's December 31, 2000 financial statements.

               (b) Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court within the United States, this being in addition to any other remedy to which they are entitled at law or in equity.


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               (c) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

               (d) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

               (e) Notice. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally, (ii) if transmitted by fax when confirmation of transmission is received, or (iii) if sent by registered or certified mail, return receipt requested, or by private courier when received; and shall be addressed as follows:

               (i)     if to Parent or Sub, to:

                       Starwood Hotels & Resorts Worldwide, Inc.
                       777 Westchester Avenue
                       White Plains, New York  10604
                       Attention:  Thomas C. Janson, Jr.
                       Facsimile:  (914) 640-8250

                       with a copy to:

                       Sidley & Austin
                       875 Third Avenue
                       New York, New York  10022
                       Attention:  Scott M. Freeman
                       Facsimile:  (212) 906-2021

               (ii)    if to the Shareholders, to:

                       Raymond L. Gellein, Jr.
                       642 Interlacher Avenue
                       Winter Park, Florida  32789
                       Facsimile:  (407) 647-1741


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                       with a copy to:

                       Battle Fowler LLP
                       75 East 55th Street
                       New York, New York  10022
                       Attention:  Martin L. Edelman
                       Facsimile:  (212) 856-7808

        or to such other address as such party may indicate by a notice delivered to the other parties hereto.

               (e) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

               (f) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counter parties have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

               (g) Entire Agreement; No Third-Party Beneficiaries. This Agreement together with all other agreements executed by the parties hereto on the date hereof (including the documents and instruments referred to herein), except the letter agreement referenced in Section 1(b) or as otherwise provided in the Merger Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

               (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law.

               (i) Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any party, it is in writing signed by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

                9. Gellein's Capacity. The parties hereto agree and acknowledge that Gellein does not make any agreement or understanding in his capacity as a director or officer of the Company. Gellein has entered into this Agreement solely in his capacity as the record holder and beneficial owner of the Owned Shares and nothing herein shall expand, limit or affect any actions taken by Gellein in his capacity as an officer or director of the Company.

               10.  Limitation on Transfer of Units.

               (a) Gellein, NevEast and NevWest (the "Gellein Group") agree that they will not sell, transfer, assign or otherwise dispose of, hypothecate or otherwise encumber (voluntarily or involuntarily) (any such sale, transfer, assignment, disposition, hypothecation or encumbrance being referred to as a "transfer") any of the Units they receive in the Merger, except that:

        (i) the foregoing restrictions on transfer will lapse with respect to twenty percent (20%) of the Units the Gellein Group receives in the Merger six months after the Effective Time;

        (ii) the foregoing restrictions on transfer will lapse with respect to an additional twenty percent (20%) of the Units the Gellein Group receives in the Merger twelve months after the Effective Time;

        (iii) the foregoing restrictions on transfer will lapse with respect to an additional thirty percent (30%) of the Units the Gellein Group receives in the Merger eighteen months after the Effective Time; and

        (iv) the foregoing restrictions on transfer will lapse with respect to the remaining balance of the Units the Gellein Group receives in the Merger twenty-four months after the Effective Time.

        The transfer restrictions contained in this clause (a) shall terminate immediately upon the valid termination of Gellein's employment after the Effective Time without Cause or for Good Reason (as such terms are defined in the Employment Agreement, dated as of July 18, 1999 between Gellein and the Company). Notwithstanding the transfer restrictions set forth in this clause (a), nothing set forth herein shall prohibit any member of the Gellein Group from transferring Units (including selling Units pursuant to the terms of such Option Agreements and using the proceeds from such sale to satisfy any obligation under such Option Agreements) in order to fulfill its obligations under the Option Agreements.

               (b) Each member of the Gellein Group agrees that each stock certificate representing Units issued to any member of the Gellein Group shall bear, among others, the following legend:

               "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A SHAREHOLDERS AGREEMENT DATED JULY 18, 1999 BETWEEN THE REGISTERED HOLDER HEREOF AND STARWOOD HOTELS & RESORTS WORLDWIDE, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF STARWOOD HOTELS & RESORTS WORLDWIDE, INC."

               11. Forfeiture. If Gellein's employment with the Company is terminated for any reason other than (i) by the Company without Cause, (ii) by Gellein for Good Reason or (iii) as a result of Gellein's death or Permanent Disability, during the period commencing on the Effective Date and ending on the day immediately prior to the first anniversary of the Effective Date, then the Gellein Group shall surrender and forfeit (and immediately deliver to the Company for cancellation) a number of Units equal to the Forfeiture Number (as hereinafter defined). If Gellein's employment with the Company is terminated for any reason other than (i) without Cause, (ii) by Gellein for Good Reason or
(iii) as a result of Gellein's death or Permanent Disability, during the period commencing on the first anniversary of the Effective Date and ending on the day immediately prior to the second anniversary of the Effective Date, then the Gellein Group shall surrender and forfeit (and immediately deliver to the Company for cancellation) a number of Units equal to the product of (i) the Forfeiture Number and (ii) one-half. For purposes of this Agreement, the "Forfeiture Number" shall mean a number equal to (i) $10,000,000 divided by (ii) the Market Price of a Unit on the Effective Date and the terms "Cause," "Good Reason" and "Permanent Disability" shall have the meanings ascribed to them in the form of Employment Agreement by and between Gellein and the Company attached to Section 6.3(g) of the Parent Letter delivered in connection with the Merger Agreement.

               12.     Confidential Information and Ownership of Property.

               (a) During the period commencing on the Effective Date and ending on the sixth anniversary of the Effective Date (the "Restricted Term"), Gellein agrees to use all Confidential Information (as defined in the Employment Agreement) solely in connection with the performance of services for or on behalf of the Company. Gellein shall not, during the Restricted Term, in any manner, either directly or indirectly, (i) disseminate, disclose, use or communicate any Confidential Information to any person or entity, regardless of whether such Confidential Information is considered to be confidential by third parties, or (ii) otherwise directly or indirectly misuse any Confidential Information; provided, however, that (y) none of the provisions of this Section 12 shall apply to disclosures made for valid business purposes of the Company and (z) Gellein shall not be obligated to treat as confidential any Confidential Information that (I) was publicly known at the time of disclosure to Gellein;
(II) becomes
publicly known or available thereafter other than by means in violation of this Agreement or any other duty owed to the Company, Parent or any Affiliate (as defined in the Employment Agreement) of the Company or Parent by any person or entity. Notwithstanding the foregoing, Gellein shall be permitted to disclose Confidential Information to the extent required to enforce Gellein's rights hereunder in any litigation arising under, or pertaining to, this Agreement provided that Gellein shall give prior written notice to the Company of any such disclosure so that the Company may have an opportunity to protect the confidentiality of such Confidential Information in such litigation.

               (b) Gellein agrees that all works of authorship developed, authored, written, created or contributed to during the Restricted Term for the benefit of the Company, whether solely or jointly with others, shall be considered works-made-for-hire. Gellein agrees that such works shall be the sole and exclusive property of the Company (or Parent or the appropriate Affiliate of the Company or Parent) and that all right, title and interest therein or thereto, including all intellectual property rights existing or obtained in connection therewith, shall likewise be the sole and exclusive property of the Company (or Parent or the appropriate Affiliate of the Company or Parent). Gellein agrees further that, in the event that any work is not considered to be work-made-for-hire by operation of law, Gellein will immediately, and without further compensation, assign all of Gellein's right, title and interest therein to the Company (or Parent or the designated Affiliate), its successors and assigns. At the request and expense of the Company, Gellein agrees to perform in a timely manner such further acts as may be necessary or desirable to transfer, defend or perfect the Company's ownership of such work and all rights incident thereto.

               13. Covenant Not to Compete. Unless the Company's Board of Directors determines that any of the following conduct is in the Company's best interests, during the Restricted Term, Gellein shall not:

               (a) directly or indirectly for himself or for any other person or entity engage, whether as owner, investor, creditor, consultant, partner, shareholder, director, financial backer, agent, employee or otherwise, in the business, enterprise or employment of owning, operating, marketing or selling a time-share, vacation plan, vacation ownership or interval ownership project within the Territory (as defined in the Employment Agreement); or

               (b) directly or indirectly for himself or for any other person or entity sell, or otherwise procure purchasers for, any time-share, vacation plan, vacation ownership or interval ownership project within the Territory; or

               (c) have any business (as owner, investor, creditor, consultant, partner, debtor or otherwise) or be employed in any capacity by a person or entity that is engaged, directly or indirectly, in (i) operating, or providing sales, marketing or development services to, a time-share, vacation plan, vacation ownership or interval ownership project within the Territory, or (ii) an activity formed or entered into for the primary purpose of engaging in a time-share, vacation plan, vacation ownership or interval ownership business within the Territory; or

               (d) directly or indirectly for himself or for any other person or entity become employed in any capacity by or otherwise render services in any capacity to any national enterprise having time-share, vacation plan, vacation ownership or interval ownership activities, including, without limitation, Walt Disney Company, Hilton Hotels Corporation, Hyatt Corporation, Four Seasons Hotels and Resorts, Inc., Marriott International, Inc., Inter-Continental Hotels and Resorts, Inc., Promus Hotels, Inc., Fairfield Communities, Inc., Sunterra Corporation or Bass PLC or any of their respective Affiliates; or

               (e) directly or indirectly for himself or for any other person or entity pursue or consummate or otherwise interfere with any Existing Project (as defined in the Employment Agreement); or

               (f) (i) directly or indirectly, for himself or any other person or entity, pursue, consummate or otherwise interfere with any Prospective Project (as defined in the Employment Agreement) or (ii) directly or indirectly for himself or for any other person or entity become employed in any capacity by or otherwise render services in any capacity to any other person or entity (other than the Company, Parent and any Affiliate of the Company or Parent) described in clause (ii) of the definition of Prospective Project.

               Notwithstanding the foregoing, Gellein may purchase stock as a stockholder in any publicly traded company, including any company engaged in the time-share or vacation ownership business; provided, however, that Gellein may not own (individually or collectively with Gellein's family members, trusts for the benefit of Gellein's family members and affiliates of Gellein) more than 5% of any company.

               In light of the substantial consideration provided to Gellein in connection with the transactions contemplated by this Agreement and the Merger Agreement, Gellein hereby specifically acknowledges and agrees that the provisions of this Section 13 (including, without limitation, its time and geographic limits), as well as the provisions of Sections 12 and 14, are reasonable and appropriate, and that Gellein will not claim to the contrary in any action brought by the Company to enforce such any of such provisions.

               14. Covenant Against Solicitation of Employees. During the Restricted Term, Gellein shall not employ employees or agents or former employees or agents of the Company, Parent or any Affiliate of the Company or Parent or, directly or indirectly, solicit or otherwise encourage the employment of employees or agents or former employees or agents of the Company, Parent or any Affiliate of the Company or Parent; provided, however, that this restriction shall not apply to Gellein's secretaries or personal assistants or to former employees or agents who, as of the date of termination of Gellein's employment by the Company, have not worked for any of the Company, Parent or any Affiliate of the Company or Parent during the twelve preceding months.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                           STARWOOD HOTELS & RESORTS
                                               WORLDWIDE, INC.



                                      By:    /s/ Russell Sternlicht
                                             -----------------------------------
                                             Name:  Russell Sternlicht
                                             Title: Senior Vice President



                                             FIRE ACQUISITION CORP.



                                      By:    /s/ Russell Sternlicht
                                             -----------------------------------
                                             Name:  Russell Sternlicht
                                             Title:


                                             RAYMOND L. GELLEIN, JR.


                                             /s/ Raymond L. Gellein, Jr.
                                             -----------------------------------


                                             NEVEAST LIMITED PARTNERSHIP


                                        By:  /s/ Ronald L. Smith
                                             -----------------------------------
                                             Name:  Ronald Smith
                                             Title: President of NevJan I, Inc.,
                                                    General Partner


                                             NEVWEST LIMITED PARTNERSHIP


                                        By:  /s/ Ronald L. Smith
                                             -----------------------------------
                                             Name:  Ronald Smith
                                             Title: President of NevGel, Inc.,
                                                    General Partner

                                         *THE RAYMOND L. GELLEIN, JR. GRANTOR
                                          RETAINED ANNUITY TRUST


                                      By:  /s/ Raymond L. Gellein, Sr.
                                           -------------------------------------
                                             Name:   Raymond L. Gellein, Sr.
                                             Title:  Trustee

                                        *THE MATTHEW JAMES GELLEIN
                                        IRREVOCABLE TRUST


                                      By:  /s/ Catherine G. Male
                                           -------------------------------------
                                             Name:   Catherine G. Male
                                             Title:  Trustee


                                         *THE BRETT TYLER GELLEIN IRREVOCABLE
                                          TRUST


                                      By:  /s/ Catherine G. Male
                                           -------------------------------------
                                             Name:   Catherine G. Male
                                             Title:  Trustee


                                         *THE JANICE G. GELLEIN GRANTOR
                                          ANNUITY TRUST


                                      By:  /s/ Raymond L. Gellein, Sr.
                                           -------------------------------------
                                             Name:   Raymond L. Gellein, Sr.
                                             Title:  Trustee



                                         *THE CATHERINE MALE GIFT TRUST


                                      By:  /s/ Raymond L. Gellein, Sr.
                                           -------------------------------------
                                             Name:   Raymond L. Gellein, Sr.
                                             Title:  Trustee

-----------
* (Agreed solely for purposes of Sections 1, 3, 4, 5, 7 and 8).

                                         *THE CHERIE DOHERTY GIFT TRUST


                                        By:  /s/ Raymond L. Gellein, Sr.
                                             -----------------------------------
                                             Name:   Raymond L. Gellein, Sr.
                                             Title:  Trustee


                                         *THE SUSAN FAETZ GIFT TRUST


                                        By:  /s/ Raymond L. Gellein, Sr.
                                             -----------------------------------
                                             Name:   Raymond L. Gellein, Sr.
                                             Title:  Trustee

-----------
* (Agreed solely for purposes of Sections 1, 3, 4, 5, 7 and 8).